EXHIBIT 99.1

–NEWS RELEASE–

Company Contact:	Investor Relations:
Joseph Czyzyk	David Herbst/Larry Barrios
Mercury Air Group, Inc.	The MWW Group
(310) 827-2737	(213)486-6560ext.317

Mercury Air Group, Inc. Reports Second Quarter Net Loss
MercFuels and Maytag Aircraft Report Improved Margins

Los Angeles, CA (February 17, 2004) Mercury Air Group, Inc. (AMEX/PCX: MAX) reported a net loss for the three-month period ended December 31, 2003 of $1,517,000, or $0.47 per basic and diluted share. The results for the second quarter of fiscal 2004 compare to the Company’s net loss for the three-month period ended December 31, 2002 of $596,000, or $0.18 per basic and diluted share. The second fiscal quarter losses were primarily the result of a settlement expense in the amount of $1,799,000, on both a pre-tax and after-tax basis and due to the continued accrual of debt premiums of $287,000 associated with our senior subordinated note.

“Our second quarter financial results were adversely impacted by settlement expenses and the accrual of debt premiums associated with our Senior Subordinated Note. These two items reduced our after-tax net income for the quarter by approximately $2.0 million or $0.60 per basic and diluted share and overshadowed otherwise improved operating results on a quarter to quarter basis,” said Joseph A. Czyzyk, President and CEO of Mercury Air Group, Inc. adding, “Our future remains strong with Maytag being awarded the air terminal and ground handling services contract at the Kuwait International Airport, demand for aviation fuel from our MercFuels business increasing, an increase in air cargo activity and the pending sale of our FBO business, which we expect to close at the end of March or early April 2004. When complete, the sale of our FBOs will result in a significant reduction of debt and debt service costs, which will position Mercury for improved profitability.”

On December 12, 2003 the Company announced that it had entered into a settlement agreement with J O Hambro Capital Management and certain of its affiliates and private clients (the “Hambro Settlement”). The settlement expense, which is a non-deductible expense for income tax purposes, is the difference between the face value of the notes issued and the trading value of the stock purchased based on the closing stock price on the American Stock Exchange on the day of the settlement.

Revenue for the second quarters of fiscal 2004 and 2003 was $113,887,000 and $113,962,000, respectively. The revenue for the second quarter of fiscal 2003 includes aviation fuel sales of $7,201,000 to National Airlines, Inc. (“National”), which ceased operations in November 2002. The Company’s gross margin for the second quarter of fiscal 2004 was $6,912,000 as compared to the gross margin of $6,888,000 in the second quarter of fiscal 2003. Last year’s results include gross margin of $162,000 for the sales of aviation fuel to National.

MercFuels, Inc. (“MercFuels”), the Company’s aviation fuel reseller subsidiary, had revenue of $74,901,000 on sales volume of 70,844,000 gallons in the second quarter of fiscal 2004 as compared to sales revenue of $75,041,000 on sales volume of 78,170,000 gallons last year, which includes sales revenue of $7,201,000 on sales volume of 8,031,000 gallons to National. MercFuels’ average per gallon aviation fuel sales price in the second quarter of fiscal 2004 was $1.057 as compared to last year’s second quarter per gallon average aviation fuel sales price of $0.96. MercFuels’ gross margin in the second quarter of fiscal 2004 increased 29.2% as compared to last year’s second quarter to $1,874,000 from $1,451,000 last year, which included $161,000 for aviation fuel sales to National. The average sales margin per gallon on aviation fuel sales was $0.043 as compared to $0.035 last year. MercFuels’ aviation fuel sales volume within the corporate airlines sector increased to 8,797,000 gallons, or 12.4% of MercFuels’ total sales volume in the second quarter of fiscal 2004, as compared to 8,125,000 gallons, or 10.4% of MercFuels’ total sales volume last year.

Revenue from the Company’s Mercury Air Centers, Inc (“Air Centers”) subsidiary was $23,450,000 and $23,882,000 in the second quarters of fiscal 2004 and 2003, respectively. Air Centers’ sales volume was 7,978,000 gallons and 8,381,000 gallons for the second quarters of fiscal 2004 and 2003, respectively. The Air Centers’ gross margin was $3,084,000 and $2,941,000 for the second quarters of fiscal 2004 and 2003, respectively. On October 28, 2003, the Company announced that it had entered into a definitive agreement to sell 100% of the outstanding stock in Air Centers to Allied Capital Corporation (“Allied”), subject to the Company’s stockholders’ approval, completion of due diligence and regulatory agencies’ approvals. According to the terms of the definitive agreement, as amended, the transaction is to close on or before May 14, 2004. The Air Centers’ gross margin in the second quarter of fiscal 2004 was $3,084,000, an increase of $143,000, or 4.9%, from last year’s second quarter gross margin of $2,941,000. The average sales margin per gallon on the sale of aviation fuel in the second quarter of fiscal 2004 was $0.873 as compared to $0.836 last year.

The Company’s Mercury Air Cargo, Inc. (“Air Cargo”) subsidiary had revenue of $10,683,000 in the second quarter of fiscal 2004, an increase of $1,529,000 or 16.7% from last year’s second quarter revenue of $9,154,000. Air Cargo’s gross margin was $523,000 in the second quarter of fiscal 2004 versus a gross margin of $1,300,000 in the second quarter of fiscal 2003. The gross margin in fiscal 2004 was adversely impacted due to a reserve for employee severance costs.

Maytag Aircraft, Inc., the Company’s wholly-owned subsidiary engaged in government contract services, had revenue of $5,915,000 in the second quarter of fiscal 2004 as compared to $6,314,000 in the second quarter of fiscal 2003. Maytag Aircraft’s gross margin for the second quarters of fiscal 2004 and fiscal 2003 was $1,431,000 and $1,196,000, respectively, representing an increase in fiscal 2004 of 19.6%.

The current quarter’s income tax provision was increased by $702,000 due to the nondeductability of certain expenses associated with the Hambro Settlement resulting in the Company reporting an income tax expense for the current quarter despite reporting a loss before income taxes. Excluding the expenses associated with the Hambro Settlement from the Company’s reported second quarter fiscal 2004 loss before income taxes, the current quarter’s income tax benefit would have been $521,000, or an effective income tax rate of 38.9% of the Company’s loss before income taxes excluding the Hambro Settlement.

For the six month period ended December 31, 2003, the Company reported a net loss of $1,819,000, or $0.56 per basic and diluted share, as compared to a net loss of $1,185,000, or $0.37 per basic and diluted share, for the comparable fiscal 2003 period. The fiscal 2004 loss includes the after-tax settlement expense of $1,799,000 associated with the J O Hambro Settlement and an accrual for debt premiums on the Senior Subordinated Note of $702,000, net of income taxes. Revenue in fiscal 2004 was $214,900,000, a decrease of $6,957,000, or 3.1%, from revenue of $221,857,000 for same period in fiscal 2003. Last year’s revenue includes $24,660,000 for aviation fuel sales to National. Excluding the sales revenue from National from last year’s results, revenue increased in fiscal 2004 by $17,703,000, or 9.0%. Gross margin for the first six months of fiscal 2004 increased 6.1% to $13,627,000 from $12,838,000 last year.

MercFuels’ aviation fuel sales volume for the first six months of fiscal 2004 was 135,114,000 gallons, a decrease of 23,086,000 from last year’s sales volume of 158,200,000 gallons, which includes 28,967,000 gallons sold to National. Excluding the National sales volume from last year’s results, MercFuels’ sales volume increased 5,881,000 gallons or 4.6%. Despite the lower sales volume, MercFuels’ gross margin for fiscal 2004 increased 7.5% to $3,300,000 from $3,071,000 in fiscal 2003, which includes $406,000 for the National sales. The average per gallon fuel sales margin in fiscal 2004 was $0.041 as compared to $0.035 in fiscal 2003. MercFuels’ aviation fuel sales volume within the corporate airlines sector increased to 16,786,000 gallons, or 12.4% of MercFuels’ total sales volume in fiscal 2004, as compared to 13,654,000 gallons, or 8.6% of MercFuels’ total sales volume last year.

Air Centers’ revenue for the first six months of fiscal 2004 was $45,983,000 producing a gross margin of $6,288,000. This compares to revenue for the first six months of fiscal 2003 of $47,708,000 resulting in a gross margin of $5,914,000. Aviation fuels sales volume in fiscal 2004 was 15,740,000 gallons, a decrease of 1,397,000 gallons from last year’s sales volume of 17,137,000 gallons.

Air Cargo’s revenue for the first six months of fiscal 2004 was $19,577,000 as compared to $16,444,000 for fiscal 2003, an increase of 19.1%. Air Cargo’s gross margin in fiscal 2004 was $1,296,000 as compared to $1,704,000 in fiscal 2003, a decrease of 23.9% primarily due to the establishment of a reserve for employee severance and an increase in bad debt expense.

Maytag Aircraft’s revenue for the first six months of fiscal 2004 was $11,742,000, a decrease of $778,000, or 6.2% from last year’s revenue of $12,520,000. Maytag Aircraft’s gross margin increased to $2,743,000, representing an increase of 27.6% from last year’s gross margin of $2,149,000.

About Mercury Air Group

Los Angeles-based Mercury Air Group (AMEX/PCX:MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates four business segments worldwide: Mercury Air Centers, Inc., MercFuels, Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.

Statements contained in this news release, which are not historical facts, are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

MERCURY AIR GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(all amounts in thousands of dollars, except per share amounts)

	Six Months Ended		Three Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)

	2003	2002	2003	2002

Sales and revenues:
Sales	$167,865	$175,336	$89,289	$89,886
Service revenues	47,035	46,521	24,598	24,076

	214,900	221,857	113,887	113,962

Costs and expenses:
Cost of sales	147,585	156,247	78,599	80,213
Operating expenses	53,688	52,772	28,376	26,861

	201,273	209,019	106,975	107,074

Gross margin (excluding depreciation and amortization)	13,627	12,838	6,912	6,888

Expenses (income):
Selling, general and administrative	5,040	5,241	2,765	2,651
Provision for bad debts	60	759	(323)	407
Depreciation and amortization	4,279	4,049	2,108	1,998
Interest expense	4,525	2,915	1,931	1,533
Hambro settlement costs			1,799	1,799
Debt extinguishment costs			1,733	1,208
Other (income) expense	(245)	(50)	(32)

Total expenses (income)	15,458	14,647	8,248	7,797

Loss before income tax provision (benefit)	(1,831)	(1,809)	(1,336)	(909)
Income tax provision (benefit)	(12)	(624)	181	(313)

Net loss	(1,819)	(1,185)	(1,517)	(596)
Accrued preferred stock dividends			19	9

Net loss applicable to common stockholders	($1,838)	($1,185)	($1,526)	($596)

Net loss per common share:
Basic:	($0.56)	($0.37)	($0.47)	($0.18)

Diluted:	($0.56)	($0.37)	($0.47)	($0.18)

MERCURY AIR GROUP, INC.
SELECTED BUSINESS SEGMENT DATA
For the Three and Six Month Periods Ended December 31, 2003 and 2002
(Unaudited)
(all amounts in thousands)

	Six Months Ended		Three Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Revenue
MercFuels	$139,890	$145,614	$74,901	$75,041
Mercury Air Centers	45,983	47,708	23,450	23,882
Mercury Air Cargo	19,577	16,444	10,683	9,154
Maytag Aircraft	11,742	12,520	5,915	6,314
Intersegment elimination	(2,292)	(429)	(1,062)	(429)

Total Revenue	$214,900	$221,857	$113,887	$113,962

Gross Margin
MercFuels	$3,300	$3,071	$1,874	$1,451
Mercury Air Centers	6,288	5,914	3,084	2,941
Mercury Air Cargo	1,296	1,704	523	1,300
Maytag Aircraft	2,743	2,149	1,431	1,196

Total Gross Margin	$13,627	$12,838	$6,912	$6,888

Depreciation and Amortization
MercFuels	$234	$108	$119	$54
Mercury Air Centers	2,699	2,581	1,319	1,328
Mercury Air Cargo	917	1,092	459	546
Maytag Aircraft	160	181	79	90
Other	269	87	132	(20)

Total Depreciation & Amortization	$4,279	$4,049	$2,108	$1,998

Sales Volume (thousands of gallons)
MercFuels	135,114	158,200	70,844	78,170
Mercury Air Centers	15,740	17,137	7,978	8,381

MERCURY AIR GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(all amounts in thousands of dollars)

	December 31,	June 30,
	2003	2003

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,387	$2,802
Trade accounts receivable	52,036	46,753
Inventories, principally aviation fuel	4,034	4,422
Prepaid expenses and other current assets	5,276	5,241
Deferred taxes, current	1,339	901

TOTAL CURRENT ASSETS	66,072	60,119
PROPERTY, EQUIPMENT AND LEASEHOLDS, net	57,649	58,844
NOTES RECEIVABLE	1,239	1,815
DEFERRED INCOME TAXES, LONG TERM	2,847	2,284
GOODWILL	4,389	4,389
OTHER INTANGIBLE ASSETS	883	1,033
OTHER ASSETS	3,937	4,471

TOTAL ASSETS	$137,016	$132,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$37,349	$34,677
Accrued expenses and other current liabilities	12,334	9,554
Current portion of long-term debt	4,143	4,194

TOTAL CURRENT LIABILITIES	53,826	48,425
LONG-TERM DEBT	23,273	25,501
SENIOR SUBORDINATED NOTE	23,533	23,445
SUBORDINATED NOTE	3,586
OTHER NONCURRENT LIABILITIES	1,265	608
DEFERRED RENT	1,571	1,885
MINORITY INTEREST	195	180

TOTAL LIABILITIES	107,249	100,044

MANDATORILY REDEEMABLE PREFERRED STOCK	500	481
STOCKHOLDERS’ EQUITY:
Common Stock — $ .01 par value; authorized 18,000,000 shares;	30	33
Additional paid-in capital	20,726	22,496
Retained earnings	12,181	14,018
Accumulated other comprehensive loss	62	(86)
Notes receivable from officers	(3,732)	(4,031)

TOTAL STOCKHOLDERS’ EQUITY	29,267	32,430

TOTAL LIABILITIES, PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY	$137,016	$132,955